EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the to the Gilat Satellite Networks Ltd. 2005 Share Incentive Plan and Gilat Satellite Networks Ltd. 2008 Share Incentive Plan for an aggregate of 2,500,000 shares, of our report dated April 7, 2009, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Kost Forer Gabbay and Kasierer A member of Ernst & Young Global

Tel Aviv, Israel
April 7, 2009